Exhibit 4.1
EXECUTION VERSION
AGREEMENT
This Agreement (together with all exhibits and schedules hereto, this “Agreement”) is entered into as of November 26, 2024, by and between Serina Therapeutics, Inc., a Delaware corporation (the “Company”), Juvenescence Limited, a private limited company incorporated under the laws of the Isle of Man (“Juv”) and JuvVentures (UK) Limited, a private limited company incorporated under the laws of England and Wales (including its successors and assigns, “Juvenescence”). The Company and Juvenescence may be referred to herein individually as a “Party,” or, collectively, as the “Parties.”
RECITALS
A. Juv and the Company entered into that certain Side Letter attached hereto as Exhibit A (the “Side Letter”);
B. The Parties desire to amend the Side Letter regarding certain rights and obligations of Juv and Juvenescence; and
C. As a result of the amendments to the Side Letter set forth in this Agreement, (i) Juvenescence is willing to transfer to the Company all of its outstanding Post-Merger Warrants (as hereinafter defined) for the purpose of cancelling those Post-Merger Warrants, all being subject to the terms and conditions set forth herein; (ii) Juvenescence is willing to purchase from the Company and the Company is willing to sell to Juvenescence 1,000,000 shares of the Company’s common stock, $0.0001 par value (the “Common Stock”); and (iii) the Company is willing to issue to Juvenescence 755,728 New Incentive Warrants (as defined below) to purchase 755,728 shares of the Common Stock.
AGREEMENT
NOW, THEREFORE, IN CONSIDERATION of the mutual benefits and burdens of the Parties contained in this Agreement and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
ARTICLE 1
AMENDMENT OF SIDE LETTER; TRANSFER OF POST-MERGER WARRANTS
Section 1.1 Amendment to Side Letter. In consideration for and as a material inducement to consummating this Agreement, the Parties agree that the Side Letter is hereby amended to delete Section 2 in its entirety and any reference in the Side Letter to the Post-Merger Warrants is hereby deleted. Except for the amendments set forth in this Section 1.1, the Side Letter remains unchanged and in full force and effect in accordance with its terms and is hereby ratified and confirmed.
Section 1.2 Post-Merger Warrants. Juvenescence agrees that it was issued 1,133,593 warrants (the “Post-Merger Warrants”) that were issued to Juvenescence by AgeX Therapeutics, Inc, a Delaware corporation, which warrants are governed by that certain warrant agreement, dated March 19, 2024, by and between AgeX Therapeutics, Inc., a Delaware corporation (as predecessor to the Company), and Equiniti Trust Company, LLC, a New York limited liability company, (the “Warrant Agreement”). Juvenescence exercised (the “Exercise”) 377,865 Post-Merger Warrants on May 31, 2024, and as a result of that exercise, Juvenescence was issued 377,865 shares of the Common Stock and also was issued 377,865 Incentive Warrants (as defined in the Warrant Agreement). Juvenescence agrees that it currently owns 755,728 Post-Merger Warrants which have not been exercised. In consideration for and as a material inducement to consummating this Agreement Juvenescence agree to transfer, and does hereby transfer, to the Company all of the 755,728 Post-Merger Warrants, including all underlying Incentive Warrants issuable upon exercise thereof, that Juvenescence now owns pursuant to that certain Post-Merger Warrant Irrevocable Transfer Power attached hereto as Exhibit B. The Parties agree that the Company intends to immediately terminate and cancel the transferred 755,728 Post-Merger Warrants and the Incentive Warrants issuable upon exercise thereof. For clarity sake, the transfer of the 755,728 Post-Merger shall not affect the ownership or rights of Juvenescence to the 377,865 shares of Common Stock and 377,865 Incentive Warrants issued to Juvenescence as a result of the Exercise.
ARTICLE 2
PURCHASE AND SALE OF COMMON STOCK; NEW INCENTIVE WARRANTS
Subject to the terms and conditions of this Agreement, Juvenescence agrees to purchase, and the Company agrees to sell to Juvenescence a total of 1,000,000 shares of Common Stock at the purchase price of $10.00 per share, for an aggregate amount of $10,000,000 which purchase and sale shall occur in two tranches as described below:
Section 2.1 First Tranche.
(a) Juvenescence agrees to purchase, and the Company agrees to sell to Juvenescence, on or before 12:00 noon (Eastern Standard Time) on November 30, 2024 (the “First Tranche Closing Date”), 500,000 shares of Common Stock (the “First Tranche Shares”) at the purchase price of $10.00 per share for an aggregate amount of $5,000,000 (the “First Tranche Purchase Price”). The First Tranche Purchase Price shall be paid on or before the First Tranche Closing Date in cash by wire transfer of immediately available funds to an account designated by the Company prior to the First Tranche Closing Date.
(b) On the First Tranche Closing Date, the Company shall deliver irrevocable instructions to its transfer agent and take all such other actions necessary to cause its transfer agent to issue and deliver to Juvenescence, within two (2) Business Days after the First Tranche Closing Date, a direct registration book entry statement (a “DRS Statement”) reflecting 377,864 of the shares of the Common Stock purchased by Juvenescence at the First Tranche Closing Date. The Company shall deliver irrevocable instructions to its transfer agent and take all such other actions necessary to cause its transfer agent to issue and deliver to the Company at the First Tranche Closing Date a certificate for 122,136 shares of Common Stock in the name of Juvenescence, to be held by the Company pursuant to that certain pledge agreement (the “Pledge Agreement”) attached hereto as Exhibit C until the Second Tranche Closing has occurred (collectively, the “Pledged Shares”). If the Second Tranche Closing (as defined in Section 2.2 below) does not occur on or before 12:00 p.m. (Eastern Standard Time) on or before January 31, 2025 (the “Second Tranche Closing Deadline”) due to Juvenescence’s failure to comply with the terms of this Agreement, then all of the shares comprising the Pledged Shares shall be transferred to the Company pursuant to the Pledge Agreement effective as of the Second Tranche Closing Deadline.
(c) On or before the First Tranche Closing Date, the Company shall deliver or cause to be delivered to Juvenescence the following:
(i)this Agreement duly executed by the Company;
(ii)an Officer’s Certificate, in form and substance reasonably satisfactory to Juvenescence, dated as of the First Tranche Closing Date, (i) attaching and certifying on behalf of the Company complete and correct copies of the resolutions authorizing the execution, delivery, and performance by the Company of this Agreement and the transactions contemplated hereby, and (ii) certifying on behalf of the Company the incumbency of each officer of the Company executing this Agreement or any document delivered in connection with the Closing; and
(iii)the Company’s wire instructions.
(d) On or before the First Tranche Closing Date, Juvenescence shall deliver or cause to be delivered to the Company the following:
(i)this Agreement duly executed by Juvenescence;
(ii)the Post-Merger Warrant Irrevocable Transfer Power, executed by Juvenescence;
(iii)the Pledge Agreement and all exhibits, executed by Juvenescence;
(iv)the First Tranche Purchase Price, paid in accordance with Section 2.1(a); and
(v)an Officer’s Certificate, in form and substance reasonably satisfactory to the Company, dated as of the First Tranche Closing Date, (i) attaching and certifying on behalf of Juvenescence complete and correct copies of the resolutions authorizing the execution, delivery, and performance by the Company of this Agreement and the transactions contemplated hereby, and (ii) certifying on behalf of Juvenescence the incumbency of each officer of Juvenescence executing this Agreement or any document delivered in connection with the Closing.
(e) The obligations of the Company to sell and issue the First Tranche Shares to Juvenescence on the First Tranche Closing Date is subject to the fulfillment, to the Company's reasonable satisfaction, on or before the First Tranche Closing Date, of each of the following conditions:
(i)the accuracy in all material respects (or, to the extent representations or warranties are qualified by materiality, in all respects) when made and on the First Tranche Closing Date of the representations and warranties of Juvenescence contained herein (unless as of a specific date therein in which case they shall be accurate as of such date);
(ii)all obligations, covenants and agreements of Juvenescence required to be performed at or prior to the First Tranche Closing Date shall have been performed; and
(iii)the delivery by Juvenescence of the items set forth in Section 2.1(d) of this Agreement.
(f) The obligations of Juvenescence to purchase the First Tranche Shares from the Company at the First Tranche Closing is subject to the fulfillment, to Juvenescence’s reasonable satisfaction, on or before the First Tranche Closing Date, of each of the following conditions:
(i)the accuracy in all material respects (or, to the extent representations or warranties are qualified by materiality, in all respects) when made and on the First Tranche Closing Date of the representations and warranties of the Company contained herein (unless as of a specific date therein in which case they shall be accurate as of such date);
(ii)all obligations, covenants and agreements of the Company required to be performed at or prior to the First Tranche Closing Date shall have been performed; and

(iii)    the delivery by the Company of the items set forth in Section 2.1(c) of this Agreement.
Section 2.2    Second Tranche.
(a) Juvenescence agrees to purchase, and the Company agrees to sell to Juvenescence, on or before 12:00 noon (Eastern Standard Time) on January 31, 2025 (the “Second Tranche Closing Date”), 500,000 shares of Common Stock (the “Second Tranche Shares”) at the purchase price of $10.00 per share for an aggregate amount of $5,000,000 (the “Second Tranche Purchase Price”). The Second Tranche Purchase Price shall be paid on or before the Second Tranche Closing Date in cash by wire transfer of immediately available funds to an account designated by the Company prior to the Second Tranche Closing Date.
(b) On the Second Tranche Closing Date, the Company shall deliver irrevocable instructions to its transfer agent and take all such other actions necessary to cause its transfer agent to issue and deliver to Juvenescence, within two (2) Business Days after the Second Tranche Closing Date, a DRS Statement reflecting the Second Tranche Shares purchased by Juvenescence at the Second Tranche Closing Date, which DRS Statement shall not bear any restrictive or other legends except as may be required by applicable law and shall be freely tradable and transferable and without restriction on transfer or (ii) credit Juvenescence’s or its designee's account at DTC through its Deposit/Withdrawal at Custodian (DWAC) system, within two (2) Business Days after the Second Tranche Closing Date, with a number of shares of Common Stock equal to the number of Second Tranche Purchase Shares purchased by Juvenescence at the Second Tranche Closing Date, which shall not bear any restrictive or other legends and shall be freely tradable and transferable and without restriction on transfer.
(c) On the Second Tranche Closing Date, the Company shall cause the certificate representing the Pledged Shares held by the Company to be cancelled and shall deliver irrevocable instructions to its transfer agent and take all such other actions necessary to cause its transfer agent to issue and deliver to Juvenescence, within two (2) Business Days after the Second Tranche Closing Date, a DRS Statement reflecting the Pledged Shares purchased by Juvenescence at the First Tranche Closing Date, which DRS Statement shall not bear any restrictive or other legends except as may be required by applicable law and shall be freely tradable and transferable and without restriction on transfer or (ii) credit Juvenescence’s or its designee's account at DTC through its Deposit/Withdrawal at Custodian (DWAC) system, within two (2) Business Days after the Second Tranche Closing Date, with a number of shares of Common Stock equal to the number of Pledge Shares purchased by Juvenescence at the First Tranche Closing, which shall not bear any restrictive or other legends except as may be required by applicable law and shall be freely tradable and transferable and without restriction on transfer.
(d) On or before the Second Tranche Closing Date, the Company shall deliver or cause to be delivered to Juvenescence the following:
(i)the Incentive Warrant Agreement, in the form attached hereto as Exhibit D duly executed by the Company, and the 755,728 Incentive Warrants (as defined in Section 2.3) issued pursuant thereto.
(e) On or before the Second Tranche Closing Date, Juvenescence shall deliver or cause to be delivered to the Company the Second Tranche Closing Price, paid in accordance with Section 2.2(a).
(f) The obligations of the Company to sell and issue the Second Tranche Shares to Juvenescence at the Second Tranche Closing Date is subject to the fulfillment, to the Company's reasonable satisfaction, on or prior to the Second Tranche Closing Date, of each of the following conditions:

(i)the accuracy in all material respects (or, to the extent representations or warranties are qualified by materiality, in all respects) when made and on the Second Tranche Closing Date of the representations and warranties of Juvenescence contained herein (unless as of a specific date therein in which case they shall be accurate as of such date);
(ii)all obligations, covenants and agreements of Juvenescence required to be performed at or prior to the Second Tranche Closing Date shall have been performed; and
(iii)the delivery by Juvenescence of the items set forth in Section 2.2(e).
(g) The obligations of Juvenescence to purchase the Second Tranche Shares from the Company at the Second Tranche Closing Date is subject to the fulfillment, to Juvenescence’s reasonable satisfaction, on or before the Second Tranche Closing Date, of each of the following conditions:
(i) the accuracy in all material respects (or, to the extent representations or warranties are qualified by materiality, in all respects) when made and on the Second Tranche Closing Date of the representations and warranties of the Company contained herein (unless as of a specific date therein in which case they shall be accurate as of such date);
(ii) all obligations, covenants and agreements of Company required to be performed at or before the Second Tranche Closing Date shall have been performed; and
(iii) the delivery by the Company of the items set forth in Section 2.2(d) of this Agreement.
Section 2.3    Incentive Warrants. Pursuant to Section 2.2(d) of this Agreement, and subject to the closing of the Second Tranche, the Company agrees that on or before the Second Tranche Closing Date, the Company will take such actions as may be necessary to enter into the warrant agreement attached hereto as Exhibit E (the “New Incentive Warrant Agreement”) whereby the Company will issue to Juvenescence 755,728 warrants (the “New Incentive Warrants” and, together with the First Tranche Shares, the Pledged Shares and the Second Tranche Shares, the “Purchased Equity”) of the Company that provide that each whole New Incentive Warrant is exercisable for one share of Company Common Stock at a price equal $18.00 per share, with each of the New Incentive Warrants expiring on March 26, 2028, upon the terms and conditions set forth in the Incentive Warrant Agreement.
Section 2.4    Registration. On or before April 2, 2025, the Company shall file with the U.S. Securities and Exchange Commission (the “Commission”) either (i) an amendment to the Registration Statement on Form S-1 (Registration No. 333-279121) or (ii) a Registration Statement on Form S-1 (or, if Form S-3 is then available to the Company, on such form of registration statement as is then available) (either (i) or (ii), a “Registration Statement”), registering the resale of the First Tranche Shares, the Second Tranche Shares, and the shares of Common Stock issuable upon exercise of the New Incentive Warrants (collectively, the “Shares”); provided that the Company shall only be required to file the Registration Statement with respect to the First Tranche Shares if the Company receives the First Tranche Purchase Price and shall only be required to file the Registration Statement with respect to the Second Tranche Shares and the shares of Common Stock issuable upon exercise of the New Incentive Warrants if the Company receives the Second Tranche Purchase Price. The Company shall use commercially reasonable efforts to cause the Registration Statement to become effective within 30 calendar days of filing (or within 60 calendar days of filing in the event of a “limited review” by the Commission or within 90 calendar days of filing in the event of a “full review” by the Commission) and to keep such registration statement effective at all times Juvenescence owns any of the Shares.

Section 2.5     SEC Filings. The Company agrees to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except in the event that the Company consummates: (a) any transaction or series of related transactions as a result of which any Person (together with its Affiliates) acquires securities of the Company representing more than fifty percent (50%) of the voting control of the Company; (b) a merger or reorganization of the Company with one or more other entities in which the Company is not the surviving entity; or (c) a sale of all or substantially all of the assets of the Company, where the consummation of such transaction results in the Company no longer being subject to the reporting requirements of the Exchange Act.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to Juvenescence as follows:
Section 3.1    Organization and Authority. The Company is a corporation duly organized and validly existing under, and by virtue of, the laws of the State of Delaware and is in good standing under such laws. The Company has the requisite corporate power and authority to enter into this Agreement, and to sell the Purchased Equity and carry out and perform its other obligations under the terms of this Agreement.
Section 3.2    Authorization.    All corporate action on the part of the Company and its directors, officers and stockholders necessary for the authorization, execution, delivery and performance of all obligations of the Company under this Agreement and any related Transaction Document (as defined in Section 5.7) for the authorization, issuance and delivery of the Purchased Equity, and for the authorization, issuance and delivery of the Common Stock issuable upon exercise of the Incentive Warrants, has been taken. This Agreement and related Transaction Documents constitute the valid and binding obligations of the Company and are enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors’ rights generally, and except that the availability of the remedy of specific performance or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.
Section 3.3    Validity of Stock. Except as otherwise described in this agreement, the Purchased Equity, when issued, sold and delivered in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable, will be free of any liens or encumbrances, and will not be subject to any preemptive rights, rights of first refusal, redemption rights or other restrictions on transfer, other than as provided herein. Assuming the accuracy of the statements made by Juvenescence in Article 4 of this Agreement, the Purchased Equity will be issued in compliance with all applicable federal and state securities laws.
Section 3.4    No Conflicts. The execution, delivery and performance of this Agreement and the other deliverables, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof, by the Company will not (a) violate any provision of law, statute, rule or regulation, or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body applicable to the Company or any of its properties or assets or (b) with due notice or lapse of time, or both, violate, conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any encumbrance upon any of the properties or assets of the Company under, its governing documents or any note, indenture, mortgage, lease agreement or other contract, agreement or instrument to which the Company is a party or by which it or any of its properties is bound or affected.

Section 3.5    Company Disclosures. The Company has filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy statements and other documents required to be filed or furnished by it, including all amendments thereto, with the Commission since March 26, 2024 (collectively and together with all documents filed or publicly furnished on a voluntary basis, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, but excluding any disclosures set forth in any risk factor section, any forward-looking disclosure in any section relating to forward-looking statements or any other statements that are non-specific, cautionary, predictive or forward-looking in nature, other than historical facts included therein, the “SEC Documents”). The SEC Documents, as of their respective effective dates (in the case of the SEC Documents that are Registration Statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other SEC Documents), or, if amended, as finally amended, complied in all material respects with the requirements of the Exchange Act, the Securities Act of 1933, as amended, and the Sarbanes-Oxley Act of 2002, as the case may be. There are no outstanding or unresolved comments received from the Commission staff with respect to the SEC Documents. The Company is not aware as of the date of execution of this Agreement of any information that would require the filing of a Current Report on Form 8-K by the Company in the four (4) business days following the date of this Agreement that has not been so filed as of the date of this Agreement (other than any Current Report on Form 8-K that would disclose this Agreement and the transactions related hereto). The SEC Documents do not contain any material misstatements or omissions.
Section 3.6    Absence of Changes. Except as expressly contemplated by this Agreement, since the date of the most recent unaudited balance sheet of the Company included in the SEC Documents, there has been no event or circumstance that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of the Company as a whole, excluding any events or circumstances of general application to businesses in the Company’s industry that do not materially disproportionately impact the Company.
Section 3.7    Litigation. There is no action pending or, to the knowledge of the Company, threatened, in writing against the Company or its Affiliates which, if adversely determined, would prevent the consummation of the transactions contemplated by this Agreement.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF JUVENESCENCE
Juvenescence hereby represents and warrants to the Company that:
Section 4.1    Organization and Authority. Juvenescence is a private limited company incorporated under the laws of England and Wales and is in good standing under such laws. Juvenescence has the requisite corporate power and authority to enter into this Agreement, and to purchase the Purchased Equity and carry out and perform its other obligations under the terms of this Agreement.
Section 4.2    Authorization. Juvenescence has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by Juvenescence, will constitute valid and legally binding obligations of Juvenescence, enforceable against such Juvenescence in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

Section 4.3    Purchase Entirely for Own Account. This Agreement is made with Juvenescence in reliance upon Juvenescence’s representation to the Company, which by Juvenescence’s execution of this Agreement, Juvenescence hereby confirms, that the Purchased Equity to be acquired by Juvenescence will be acquired for investment for Juvenescence’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Juvenescence has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Juvenescence further represents that Juvenescence does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Purchased Equity. Juvenescence has not been formed for the specific purpose of acquiring the Purchased Equity.
Section 4.4    Accredited Investor. Juvenescence is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
Section 4.5    Foreign Investors. If Juvenescence is not a United States person (as defined by Section 7701(a)(30) of the Code), Juvenescence hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Purchased Equity or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Purchased Equity, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Purchased Equity. Juvenescence’s subscription and payment for and continued beneficial ownership of the Purchased Equity will not violate any applicable securities or other laws of Juvenescence’s jurisdiction.
Section 4.6    Ownership of the Post-Merger Warrants. Juvenescence has valid title to the Post-Merger Warrants, and, at the First Tranche Closing Date, the Company will acquire the Post-Merger Warrants free and clear of any liens or encumbrances.
Section 4.7    Litigation. There is no action pending or, to the knowledge of Juvenescence, threatened, in writing against Juvenescence or its Affiliates which, if adversely determined, would prevent the consummation of the transactions contemplated by this Agreement.
Section 4.8    Sophistication. Juvenescence (either alone or together with its advisors) has such knowledge and experience in financial or business matters and in investments of this type that it is capable of evaluating the merits and risks of the transaction contemplated by this Agreement. Juvenescence has had the opportunity to ask questions and receive answers concerning the terms and conditions of such transaction as it has requested. Juvenescence has received all information that it believes is necessary or appropriate in connection with the transaction contemplated by this Agreement. Juvenescence acknowledges that it has not relied upon any express or implied representations or warranties of any nature made by or on behalf of the Company, whether or not any such representations, warranties or statements were made in writing or orally, except as expressly set forth for the benefit of Juvenescence in this Agreement.
ARTICLE 5
MISCELLANEOUS
Section 5.1    Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware.
Section 5.2    Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by Juvenescence and the closing of the transactions contemplated hereby.

Section 5.3    Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of Juvenescence.
Section 5.4    Entire Agreement; Amendment; Non-Reliance. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated orally, but only by a written instrument signed by the parties to this Agreement. Juvenescence acknowledges and agrees that the neither the Company nor any director, officer, or agent thereof has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 3, and that Juvenescence is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties set forth in Article 3. The Company acknowledges and agrees that Juvenescence has not made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 4, and that the Company is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties set forth in Article 4.
Section 5.5    Notices. For a notice under this Agreement to be valid, (i) the notice must be in writing and signed by the sending Party, (ii) the sending Party must use one of the following methods of delivery: (A) personal delivery; (B) registered or certified mail, in each case, return receipt requested and postage prepaid; (C) nationally or internationally recognized overnight courier, with all fees prepaid, or (D) electronic transmission including electronic mail, and (iii) the notice must be addressed to the receiving Party at the addresses listed below for the receiving Party or to any other address designated by the receiving Party in a notice in accordance with this Section 5.5.
If to Juvenescence, addressed as follows:
JuvVentures (UK) Limited
with a copy to:   Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attn: Jacqueline Mercier
or at such other address as Juvenescence shall have furnished to the Company in writing, or if to the Company, addressed as follows:
Serina Therapeutics, Inc.
with a copy to:
Bradley Arant Boult Cummings LLP
200 Clinton Avenue West, Suite 900
Huntsville, Alabama 35801
Attn: Scott Ludwig

or at such other address as the Company shall have furnished to Juvenescence and each such other holder in writing.
Section 5.6    No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Juvenescence agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which Juvenescence or any of its officers, employees or representatives is responsible. The Company agrees to indemnify and hold harmless Juvenescence from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.
Section 5.7    Construction of Certain Terms. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Wherever the words “including,” “include” or “includes” are used in this Agreement, they shall be deemed followed by the words “without limitation.” References to any gender shall be deemed to mean any gender. As used in this Agreement, “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity, and “Affiliate” means, with respect to any Person, any Person which, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or similar type position of such Person. As used in this Agreement, “Transaction Documents” means all of the schedules, exhibits, certificates, agreements and other documents contemplated thereby and delivered in connection herewith.
Section 5.8    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page to this Agreement or any Transaction Document by electronic mail or other electronic delivery (including, for the avoidance of doubt, by .PDF, DocuSign, email or other electronic transmission) will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.
Section 5.9    Fees and Expenses. Each party shall bear its own legal, accounting and other fees and expenses incurred in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.
[SIGNATURES APPEAR ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

JUVENESCENCE LIMITED

By:	/s/ David Gill

Name:	David Gill

Its:	Chief Financial Officer

JUVVENTURES (UK) LIMITED

By:	/s/ David Gill

Name:	David Gill

Its:	Chief Financial Officer

SERINA THERAPEUTICS, INC.

By:	/s/ Steve Ledger

Name:	Steve Ledger

Its:	Chief Executive Officer
Signature Page to Agreement